Exhibit 5.1

GOODWIN PROCTER LLP
COUNSELLORS AT LAW
EXCHANGE PLACE
BOSTON, MA 02109
T: 617.570.1000
F: 617.523.1231

GOODWINPROCTER.COM

November 17, 2006

Optium Corporation
500 Horizon Drive, Suite 505
Chalfont, PA   18914

Ladies and Gentlemen:

This opinion is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 2,134,736 shares (the “Shares”) of common stock, par value $0.0001 per share, of Optium Corporation, a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s Warrants to Purchase Series C Senior Convertible Preferred Stock, 2000 Stock Incentive Plan and 2006 Stock Option and Incentive Plan (collectively, the “Plans”).

We have reviewed such documents and made such investigation of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on representations in certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP